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                                 EXHIBIT NO. 6

                           ARTICLES OF INCORPORATION
                                OF THE DEPOSITOR

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                        AMENDED ARTICLES OF INCORPORATION

                        NATIONWIDE LIFE INSURANCE COMPANY


         First: The name of said Corporation shall be "NATIONWIDE LIFE INSURANCE COMPANY."

         Second: Said Corporation is to be located, and its principal office maintained in the City of Columbus, Ohio.

         Third: Said Corporation is formed for the purpose of (a) making insurance upon the lives of individuals and every insurance appertaining thereto or connected therewith on both participating and non-participating plans, (b) granting, purchasing or disposing of annuities on both participating and non-participating plans, (c) taking risks connected with or appertaining to making insurance on life or against accidents to persons, or sickness, temporary or permanent disability on both participating and non-participating plans, (d) investing funds, (e) borrowing money on either a secured or unsecured basis in furtherance of the foregoing, and (f) engaging in all activities permitted life insurance companies under the laws of the State of Ohio.

         Fourth: No holder of shares of this Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase shares now or hereafter authorized.

         The capital stock of this Corporation shall be Five Million Dollars ($5,000,000.00) divided into Five Million (5,000,000) Common shares of the par value of One Dollar ($1.00) each, which may be subscribed and purchased, or otherwise acquired for such consideration at not less than par, and under such terms and conditions as the Board of Directors may prescribe.

         Fifth: Dividends may be declared and paid on the outstanding stock, subject to the restrictions herein contained. Dividends on the capital stock shall be paid only from the earned surplus of the Corporation. Unless those policyholders owning participating insurance policies or contracts shall have received an equitable dividend arising out of savings in mortality, savings in expense loadings and excess interest earnings, if any, from such participating policies, no dividend from such savings and earnings shall be declared or paid on capital stock in an amount in excess of seven percent (7%) per annum, computed on the par value of the stock from date of original issue to date of retirement or date of payment of dividend.


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*                 Sixth: The corporate powers and business of the Corporation shall be exercised, conducted and controlled, and the corporate property managed by a Board of Directors consisting of not less than three (3), nor more than twenty-one (21), as may from time to time be fixed by the Code of Regulations of the Corporation. At the first election of directors one-third of the directors shall be elected to serve until the next annual meeting, one-third shall be elected to serve until the second annual meeting, and one-third shall be elected to serve until the third annual meeting; thereafter all directors shall be elected to serve for terms of three (3) years each, and until their successors are elected and qualified. Vacancies in the Board of Directors, arising from any cause, shall be filled by the remaining directors.

                  The directors shall be elected at the annual meetings of the stockholders by a majority vote of the stockholders present in person or by proxy, provided that vacancies may be filled as herein provided for.

                  The stockholders of the Corporation shall have the right, subject to the statutes of the State of Ohio and these Articles of Incorporation, to adopt a Code of Regulations governing the transaction of the business and affairs of the Corporation which may be altered, amended or repealed in the manner provided by law.

                  The Board of Directors shall elect from their own number a Chairman of the Board of Directors, a General Chairman, and a President. The Board of Directors shall also elect a Vice President and a Secretary and a Treasurer, or a Secretary-Treasurer. The Board of Directors may also elect or appoint such additional vice presidents, assistant secretaries and assistant treasurers as may be deemed advisable or necessary, and may fix their duties. The Board of Directors may appoint such other officers as may be provided in the Code of Regulations. All officers, unless sooner removed by the Board of Directors, shall hold office for one (1) year, or until their successors are elected and qualified. Other than the Chairman of the Board of Directors, the General Chairman and the President, the officers need not be members of the Board of Directors. Officers shall be elected at each annual organization meeting of the Board of Directors, but elections or appointments to fill vacancies may be had at any meeting of the directors.

                  A majority of the Board of Directors and officers shall, at all times, be citizens of the State of Ohio.


*        Amended Effective March 14, 1986.


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         Seventh: The annual meeting of the stockholders of the Corporation shall be held at such time as may be fixed in the Code of Regulations of the Corporation. Any meeting of the stockholders, annual or special, may be held in or outside of the State of Ohio. Reasonable notice of all meetings of stockholders shall be given, by mail or publication, or as prescribed by the Code of Regulations or by law.

         Eighth: These Amended Articles of Incorporation shall supersede and take the place of the Articles of Incorporation and all amendments thereto heretofore filed with the Secretary of State by and on behalf of this Corporation.





Amended Effective March 14, 1986


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